Exhibit 10.2
CASH
PURCHASE
(ORANGE)
AGREEMENT
Agreement Date: November 13, 2006 Agreement Number: A193
Agreement between ALICO, INC., Grower”) and Tropicana Products, Inc. (“Tropicana”);
1.	TERM/COVERAGE:

This Agreement is for the 2006-2007 fruit season. Grower, in consideration of the mutual promises contained herein and the market provided by Buyer, agrees to sell to Buyer, the following
☐	BOX CONTRACT

VARIETY	BOXES

☑      PRODUCTION CONTRACT
All of the Valencia oranges produced in the 2x6 grove, located in Hendry County:
All of Section 11, Township 44 South, Range 31 East, Hendy County, Florida, less the South 1,550 feet lying West of the Jack Spratt Canal.
All of Section 12, Township 44 South, Range 31 East, Hendry County, Florida, less the East 990 feet.
The North ½ of Section 9, Township 44 South, Range 32 East, Hendry County, Florida, lying East of the Hendry-Hilliard Canal.
The East ½ of Section 10, 44 South, Range 31 East, Hendry County, Florida.
Tropicana will use its best efforts to send fruit to the Southern Gardens processing facility. If fruit is directed elsewhere, Tropicana will re-imburse difference in haul cost.
Grower will invoice Tropicana for haul reimburement after all fruit is delivered.
Grower will maintain adequate documentation to substantiate haul costs and provide such documentation to Tropicana upon request.
Such groves are referred to herein as the “Groves”, and the Groves when used herein shall be deemed to include the land on which trees are growing and does not only mean the trees growing on the land.
2.	PRICING:

The gross price per pound of soluble orange juice solids (“pound of solids”) for fruit delivered under this agreement shall be $2.25 pps gross.

3.	STANDARDS OF ACCEPTABLE FRUIT:

The fruit delivered to Tropicana shall comply with the following minimum standards of quality:
•	Round juice oranges

•	Pass government inspection

•	2” minimum diameter

•	10.5 degree brix or higher

•	Minimum brix to acid ratio of 13 to 1

•	Maximum brix to acid ratio of 23 to 1
Tropicana will not be required to accept any Ambersweets, Parson Browns, Robles, Temples, Murcotts, Tangelos or Navel oranges.

Tropicana may, at its discretion, declare fruit not meeting the minimum standards to be acceptable and, in such event, all other terms of this Agreement, including, but not limited to, the provisions relating to price and the obligation of Grower to sell, transfer, or deliver the fruit exclusively to Tropicana, shall apply.

Tropicana will not be required to accept any loads of fruit containing excessive trash or debris, including, but not limited to, bottles, cans, limbs, branches and rocks. The fruit delivered to Tropicana’s processing plants shall be graded by Tropicana. Tropicana shall determine the culling rate applicable to such fruit.

4.	MERCHANTABILITY:

The fruit delivered by Grower shall be of good, wholesome, merchantable and marketable quality for oranges purchased for juice processing, as those terms are used in the citrus industry, and shall not be fruit that has been genetically modified using recombinant DNA technology. Furthermore, the quality of the fruit must also meet all applicable federal and state laws and regulations, including, but not limited to, requirements that residues of fertilizers, pesticides, and other chemicals commonly used in the citrus industry do not exceed federal or state limits and that required waiting periods following application of such chemicals must have expired before delivery to Tropicana.

5.	DETERMINATION OF TYPE AND QUANTITY OF FRUIT RECEIVED:

Any determination as to classification or quantity of fruit received, or as to pounds solids shall be as reported by daily tests made by authorized government inspectors, stationed at Tropicana or at the plant to which Tropicana has directed delivery to be made.

6.	PICKING AND DELIVERY OF FRUIT:

The fruit is to be picked by Grower and delivered by Grower to a Tropicana processing plant or to a processing plant designated by Tropicana. Tropicana shall have the unrestricted right to determine hours of operation, including the dates of opening and closing its’ processing plants.

Grower understands and agrees that in the event of a natural calamity (including but not limited to, freeze, drought, flood or storm), other growers under Agreement with Buyer may make demands on Buyer for fruit processing that exceed Buyer’s processing capabilities. In such event, Buyer shall allocate deliveries, in its sole discretion, to be most efficient and beneficial. Such allocation shall not constitute an inability or refusal to perform, or a breach of this Agreement. No fruit shall be delivered after July 15 of any growing season or such date established by Buyer and communicated to Grower at least fourteen (14) days prior to such date, without the written consent of Buyer.

7.	REPRESENTATIONS AND WARRANTIES:

Grower hereby represents and warrants to Tropicana that during the term of this Agreement:
A.
Grower has not and shall not, sell, or agree to sell, except as authorized pursuant to this Agreement, fruit which is subject to this Agreement to anyone other than Tropicana; and that Grower has full power, right and authority to enter into this Agreement and to sell and deliver fruit in accordance with this Agreement.

B.
Grower has all necessary powers and all federal, state and local licenses and permits, including, without limitation, water and environmental permits, necessary to own and cultivate the Groves and to perform its obligations under this Agreement.

C.
Grower is in compliance with all local, state and Federal labor and employment laws, including, but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Acts, the Work or Adjustment Retraining and Notification Act, the Occupational Safety and Health Act of 1979, as amended, Executive Order 11246, as amended, and the Employee Retirement Income Security Act of 1974, as amended, and any rules and regulations relating to said laws.

D.	All fruit which grower provides shall at all times meet the standards of merchantability, acceptability and quality contained herein.

E.
If a production contract, all fruit which grower provides shall be sourced from such of Grower’s Groves as are designated in this agreement or otherwise approved in writing by Tropicana. Grower warrants good title to the Groves, and to the fruit produced from the Groves, with lawful right to enter into this Agreement, and Grower warrants that the fruit is and will remain free of any and all liens and claims. The individuals signing this Agreement on behalf of Grower represent that they have the authority to do so.

8.	TAXES AND OTHER CHARGES:

Any Federal, State (including Florida Citrus Commission) or other tax or charge of any nature levied against fruit processed by Tropicana shall be paid by Grower.

Tropicana shall also have the right to deduct unloading fees and regrading charges in accordance with customary industry standards and practices.

9.	BINDING EFFECT:

This Agreement will be binding upon Buyer only after it has been executed by one of Buyer’s officers.

10.	FORCE MAJEURE:

In the event of freeze, hurricane or other Act of God, fire, strike, unavailability of labor, governmental law, directive or regulation or any contingency beyond the reasonable control of the affected party so that the affected party cannot perform its obligations hereunder (“Force Majeure”), the affected party will be relieved of the prorated portion of its obligations hereunder during the period of time the affected party cannot perform its obligations. If Tropicana is the affected party, it will notify Grower the volume of fruit Grower may sell elsewhere.

11.	TERMINATION:

Tropicana shall be entitled to terminate this Agreement as to some or all of the loads of fruit covered hereby as follows:
a.
Tropicana may terminate as to some or all the loads of fruit immediately after it becomes aware that Grower has delivered fruit from a grove other than the Grove(s) or Tropicana becomes aware that Grower has delivered fruit from such Grove(s) to customers other than Tropicana.

b.
Tropicana may terminate as to some or all the loads of fruit after Grower fails to correct a breach or default of a representation/warranty or other material obligation contained in this agreement within the ten (10) days next following receipt of written notice concerning such breach from Tropicana. Tropicana’s right to terminate shall be in addition to any other rights or remedies it may have under this agreement, at law or in equity.

12.	INDEMNITY:

Grower agrees to indemnify, reimburse and hold Tropicana harmless from any and all loss, cost, liability and expense (including, cost of materials, packaging, transportation, warehousing, inspection, recall, removal, return and destruction of finished goods, and reasonable attorney’s fees) arising, growing out of, or in any way connected with, any claims or litigation with respect to any injury to person or property, or damages resulting from or arising out of any negligent or intentional acts of the Grower; any claims or litigation with respect to alleged defect in the fruit; any claims or litigation with respect to failure of its merchantability, acceptability or quality, as defined herein; or any recall or retrieval of any finished product arising from any such failure of the fruit’s merchantability, acceptability or quality, as defined herein.

13.	INSURANCE:

Grower shall obtain and maintain insurance during the Term, at its sole cost and expense, with financially sound insurance companies as follows:
(a)	Workers’ compensation insurance complying with statutory requirements; Employer’s liability insurance with limits of not less than $1,000,000 ($500,000 if contract is for less than 100,000 boxes);

(b)
Comprehensive general liability insurance with combined bodily injury and property damage coverage with limits of not less than $3,000,000.00 per occurrence and $5,000,000.00 in the aggregate; ($2,000,000 per occurrence and $2,000,000 in the aggregate if contract is for less than 100,000 boxes) and

(c)
If grower is engaged in hauling of fruit, comprehensive motor vehicle liability insurance with combined bodily injury and property damage coverage with limits of not less than $2,000,000.00 and covering all owned, leased, and hired vehicles ($1,000,000 if contract is for less than 100,000 boxes).

(d)
If Grower does not carry limits as required in 13 (b) and (c) above, these limits may be satisfied by an appropriate follow form umbrella/excess liability policy of insurance with sufficient limits to satisfy requirements.

(e)
Grower shall have a certificate issued to Tropicana by its broker of record naming Tropicana as an additional insured with a waiver of subrogation in favor of Tropicana (as to the coverages listed in (b), (c), and (d) above), and provide Tropicana thirty (30) days prior written notice of any change or termination of the above insurance coverages at:

Tropicana Products, Inc. Fruit Procurement P. O. Box 338 Bradenton, FL 34206

14.	REMEDIES:

Due to the variable, uncertain, and unstable nature of citrus markets, and supply of fruit, Grower and Buyer recognize and agree that a default or a breach in Grower’s obligations hereunder will result in damages that are uncertain and not easily susceptible to proof. It is the intent of Grower and Buyer to liquidate damages in advance of any such default or breach. Accordingly, if Grower fails to deliver the fruit to Buyer, Grower shall pay as liquidated damages and not a penalty, the greater of:

(i)	the sum of $2.00 per ninety (90) pound box of fruit not delivered to Buyer, or;

(ii)	twenty percent (20%) of the price, or equivalent other consideration received by Grower for the transfer, assignment, sale, or delivery of fruit to anyone other than Buyer.
Any remedies specified herein shall be cumulative and in addition to further or other remedies provided by law or equity.
15.	VENUE:

Buyer and Grower agree that should legal action be brought to enforce the terms of this Agreement, it shall be brought only in Bradenton, Manatee County, Florida. It is also agreed that should either party be required to bring legal action or arbitration to enforce the terms of this Agreement, the prevailing party shall be entitled to its reasonable attorney’s fees, together with all costs and expenses of litigation, up to and including appeals.

16.	ENTIRE AGREEMENT; WAIVERS; AMENDMENTS OR MODIFICATIONS:

This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. No waiver of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, nor shall any waiver constitute a continuing waiver. This Agreement may not be supplemented, altered, modified or amended or otherwise changed except by an instrument in writing signed by the parties hereto. The course of dealing or course of performance between the parties hereto shall not commit either party to duties or obligations which are not expressly stated by this Agreement.

17.	ASSIGNMENT; SUCCESSORS; SALE OF GROVES:

This Agreement may not be assigned or transferred by Grower without the written consent of Buyer. This Agreement may be assigned or transferred by Buyer to any entity which owns, is owned by or under common control with, Buyer. In the event of the sale of the Groves or change in the identity of 10% or more of the ownership of the Groves or principals or shareholders of Grower (if a partnership or corporation), Buyer shall have the right to terminate this Agreement forthwith without liability to either party or to enforce this Agreement against Grower or its successor.

18.	NOTICE:

All notices to Buyer shall be in writing and shall be deemed to have been given when served personally or when sent by United States registered or certified mail, postage prepaid, to:
P.O. Box 338
Bradenton, Florida 34206
Attention: Vice President — Fruit Procurement
No notice to Buyer shall be effective unless made to and received by its Vice-President — Fruit Procurement
If to Grower, notice shall be given to Grower or his Agent as identified herein.

19.	CONFORMANCE WITH APPLICABLE LAWS:

All applicable law, and rules and regulations of the office of Federal Contract Compliance Programs, including those relating to Equal Employment Opportunity, the Rehabilitation Act of 1973 and the Vietnam Era Veteran’s Readjustment Assistance Act of 1974 are incorporated herein by reference.

WITNESSES:	SIGNATURES:

/s/ Kellie Martin	/s/ Steven Smith

Grower or Authorized Agent
/s/ Denise Plair

Address:
P.O. Box 338 LaBelle, FL 33975
Facsimile: (863) 675 - 5100

WITNESSES:	TROPICANA PRODUCTS, INC.

/s/ Latika Pater	By:	/s/ Michael W. Haycock

/s/ Carmen Ospina		Michael W. Haycock Vice President, Tropicana Operations

	By:	/s/ William J. Ferrari

William J. Ferrari
Vice President, Citrus Procurement

SELLER’S AFFIDAVIT
STATE OF FLORIDA
COUNTY OF Hendry ss:
I HEREBY CERTIFY, that on this date Dec 8, 2006 before me personally appeared Steve Smith of Alico, Inc., to me known and known to me to be the person who signed the foregoing instrument and, who being by me duly sworn, acknowledged the execution thereof to be his free act and deed for the uses and purposes therein mentioned.
WITNESS my signature and official seal at LaBelle in the County of Hendry and State of Florida the day and year last aforesaid.

Notary Public

My Commission Expires:	/s/ A. Denise Plair